Exhibit 99.1

CrossAmerica Partners Enters into a New $925 Million Credit Facility

ALLENTOWN, PA, April 3, 2023 – CrossAmerica Partners LP (NYSE: CAPL) today announced that it entered into an amended and restated five-year Revolving Credit Facility agreement with a syndicate of lenders led by Citizens Bank, N.A. (the “Amended Facility”). The Amended Facility provides borrowing capacity up to $925 million, an increase from the previous revolving credit facility capacity of $750 million. As part of the amendment and restatement, proceeds from the Amended Facility were used to repay all outstanding balances on the $200 million credit facility entered into by a subsidiary of the Partnership in 2021 to finance its acquisition of assets from 7-Eleven, Inc. and Speedway LLC.

"We are pleased to finalize this amendment and restatement of our revolving credit facility with our banking partners,” said Charles Nifong, Chief Executive Officer and President. “This amended facility extends our maturity profile, allows us to consolidate our borrowings into one credit facility and provides us with the financial flexibility to continue to pursue our strategic initiatives into the future. We appreciate the support we received from our lenders during this process.”

The Amended Facility matures on March 31, 2028, and, subject to certain conditions, may be increased by an additional $350 million. Borrowings under the Amended Facility will bear interest, at the Partnership’s option, at a rate equal to the secured overnight financing rate (“SOFR”) plus a margin ranging from 1.75% to 2.75% per annum plus a customary credit spread adjustment or an alternative base rate plus a margin ranging from 0.75% to 1.75% per annum, depending on the Partnership’s Consolidated Leverage Ratio. Until the Partnership delivers a compliance certificate for the fiscal quarter ending June 30, 2023, the applicable margin for SOFR and alternative base rate loans will be 2.25% and 1.25%, respectively, and the commitment fee rate will be 0.35%.

CrossAmerica will also be filing a Form 8-K with the Securities and Exchange Commission describing additional terms and conditions of the Amended Facility.

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels, convenience store operator, and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is indirectly owned and controlled by entities affiliated with Joseph V. Topper, Jr., the founder of CrossAmerica Partners and a member of the board of the general partner since 2012. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,750 locations and owns or leases approximately 1,150 sites. With a geographic footprint covering 34 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s annual reports on Form 10-K, quarterly reports on Form 10-Q and other reports filed with the Securities and Exchange Commission, and available on the Partnership’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Contact - Randy Palmer, Investor Relations, rpalmer@caplp.com